ALARIS Medical, Inc.
Corporate Headquarters
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax)

News Release

AT THE COMPANY:

William C. Bopp
Sr. VP & CFO
(858) 458-7994

FOR IMMEDIATE RELEASE
May 13, 2003

ALARIS MEDICAL RECEIVES LICENSE TO NEEDLE-FREE PRODUCTS

RESOLVES LEGAL CHALLENGE TO NEEDLE-FREE VALVES

SAN DIEGO, CA, May 13, 2003 (BW HealthWire) – ALARIS Medical, Inc. (AMEX:AMI) announced today that its ALARIS Medical Systems, Inc. subsidiary, a leader in the manufacturing of needle-free valves, has received a patent license from Filtertek Inc. relating to needle-free valve products. In connection with the license, ALARIS Medical Systems and Filtertek also settled a patent lawsuit relating to ALARIS Medical Systems’ needle-free valve products and technology.

The settlement and license grants ALARIS Medical Systems a worldwide, fully paid-up, irrevocable and unrestricted license under the patent involved for $7.3 million, and eliminates the risk and uncertainty generally associated with patent infringement litigation and the intellectual property challenge to ALARIS Medical Systems’ needle-free product lines. ALARIS Medical Systems increased its portfolio of intellectual property relating to its needle-free valve products and disposable infusion systems.

David L. Schlotterbeck, president and chief executive officer, said, “While we were confident that we would ultimately achieve a favorable outcome in court, I am pleased to put the Filtertek dispute behind us and eliminate the business distractions, ongoing expenses and uncertainty always present with litigation. Of more importance, the settlement and license clears the way for us to actively pursue valve supply agreements with potential customers who are interested in purchasing our ALARIS® SmartSite® valves on an OEM basis.”

In connection with the settlement and license, ALARIS Medical Systems and Filtertek Inc. have jointly asked the United States District Court for the District of Northern Illinois to dismiss with prejudice the patent claims between the companies which also involve one of ALARIS Medical Systems’ needle-free valve customers. The agreement also makes it unnecessary for the Court to resolve ALARIS Medical Systems’ request for a summary decision of non-infringement and patent invalidity. As previously disclosed, a decision on the ALARIS Medical Systems request to dismiss had been expected before the end of the second quarter. The lawsuits were filed by the two companies in California and Illinois in 2000 and 2001.

ALARIS Medical Received License To Needle-Free Products

About the SmartSite® Needle-Free System

The SmartSite® Needle-Free System’s ease of use and capless design set new standards for convenience, cost-control, and needle-free compliance. From a full line of administration sets that are compatible with ALARIS Medical Systems’ medication safety infusion instruments, to gravity sets, extension sets and components, the SmartSite® System provides a complete needle-free system with a proven track record among clinicians and healthcare workers. Over 1,330 acute care hospitals in the United States use the SmartSite® Needle-Free technology. The Company’s SmartSite® Needle-Free Valve Systems have won the following awards: Medical Design Excellence Award (1998); North Carolina Governor’s New Product Award (1999); National Society of Professional Engineers New Product Award (2000); and Medical Design Excellence Award (2003).

About the SmartSite® Plus Needle-Free System

The SmartSite® Plus Valve features a positive displacement to help clear and maintain patients’ catheters. Upon removal of a syringe, the SmartSite® Plus Valve automatically displaces a positive bolus helping to prevent blood backflow into the catheter lumen. Blood backflow is a major cause of catheter occlusion, which is associated with increased hospital stays and increased expense. For an educational video about the SmartSite® Plus Valve, visit http://www.alarismed.com/smartsiteplus.

Jake St. Philip, vice president and general manager of ALARIS Medical Systems’ North American Business Unit, said, “Our SmartSite® Needle-Free Systems offer healthcare institutions a solution to the dangers of needle sticks in intravenous therapy, allowing them to standardize on one integrated needle-free system throughout their facility.” Our needle-free systems, he added, “allow healthcare institutions to comply with the ‘Needle Stick Safety and Prevention Act’ and address healthcare workers’ safety concerns by allowing them to access intravenous lines without needles.”

About Needle-Free Legislation in the United States

The “Needle Stick Safety and Prevention Act” enacted in November 2000, is intended to increase protection for healthcare workers against needle stick injuries by requiring that healthcare facilities implement the use of “safer medical devices” to minimize accidental needle sticks. While not dictating the adoption of any specific device, the legislation requires employers to evaluate the effectiveness of available technology. It also requires that frontline workers be involved in the evaluation, selection and implementation of new safety devices. In addition to this federal initiative, at least 21 states have passed needle stick prevention legislation and several states have bills pending.

About ALARIS Medical, Inc.

ALARIS Medical, Inc. (AMEX: AMI), through its wholly owned operating company, ALARIS Medical Systems, Inc., develops practical solutions for medication safety. The Company designs, manufactures and markets intravenous (IV) medication delivery and infusion therapy devices, needle-free disposables and related monitoring equipment in the United States and internationally. ALARIS Medical’s proprietary Guardrails® Safety Software, its other “smart” technologies and its “smart” services help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and also gather and record clinical information for review, analysis and transcription. The Company provides its products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in more than 120 countries through its direct sales force and distributors. Headquartered in San Diego, California, ALARIS Medical employs approximately 2,900 people worldwide. Additional information on ALARIS Medical can be found at http://www.alarismed.com.

ALARIS Medical Received License To Needle-Free Products

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties, including the effect of legislative and regulatory changes affecting the health care industry, the potential of increased levels of competition, technological changes, the dependence of ALARIS Medical upon the success of new products (including its proprietary Guardrails® Safety Software and the Medley™ Medication Safety System) and ongoing research and development efforts including obtaining regulatory approvals, restrictions contained in the instruments governing the Company’s indebtedness, and the significant leverage to which the Company is subject. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc. and ALARIS Medical Systems, Inc., including Forms 10-K for the year ended December 31, 2002, and other filings. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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